As filed with the Securities and Exchange Commission on March 24, 2010.

 Registration No. 333-_______
____________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________________

Emergent Group Inc.
(Exact Name of Issuer as specified in its Charter)

Nevada	93-1215401
(State of other Jurisdiction Incorporation or Organization)	(I.R.S. Employer Identification No.)

10939 Pendleton Street, Sun Valley, CA 91352
(Address of Principal Executive Offices) (Zip Code)

_________________________________________________________________

2009 Employee Benefit and Consulting Services Compensation Plan

(Full title of the Plans)
________________________________________________________________

William M. McKay, Chief Financial Officer
10939 Pendleton Street, Sun Valley, CA 91352

(818) 394-2800
(818) 394-2942-8535/fax
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
______________________________________________

Copies of all communications to:
Steven Morse, Esq.
Morse & Morse, PLLC
1400 Old Country Road, Suite 302
Westbury, NY 11590

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, Par Value $.04 Per Share	300,000	(1)(2)	$8.45	$2,535,000	$180.75
Total				$2,535,000	$180.75

______________
(1)
Includes the 2009 Employment Benefit and Consulting Services Compensation Plan (the “Plan”) which authorizes the direct issuance of shares of Common Stock, $.04 par value, and the granting of Stock Options to purchase an aggregate of 300,000 shares of Common Stock.

(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustments in the number of shares of Common Stock pursuant to the anti-dilution provisions of the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933 based on not less than the average of the last sale reported in the over-the-counter market as of a specified date within five business days prior to the filing of this Registration Statement, multiplied by a factor of .00007130.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Incorporated hereby by reference and made a part hereof is the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed under the Securities Exchange Act of 1934 (the "Exchange Act"), Form 8-A which was filed on November 6, 2008 (file# 1-34208) by the Securities and Exchange Commission registering the Registrant's Common Stock under Section 12 of the Exchange Act and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities being registered by this Registration Statement is being passed upon by Morse & Morse, PLLC, 1400 Old Country Road, Suite 302, Westbury, NY 11590, counsel to the Registrant.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of the Registrant is governed by Nevada law and its certificate of incorporation.

Nevada Law

Article 78.7502 and 78.751 of the Nevada Revised Statutes reads as follows:

   “78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the  action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of  the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement of the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

“78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1.           Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2. may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:
(a)           By the stockholders;
(b)           By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding;
(c)           If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)           If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred  and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:
(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2. may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
(b)           Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

Restated By-Laws

Article X of the Registrant’s By-Laws reads as follows:

“ARTICLE X – INDEMNITY

(a) Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the Corporation, or of any Corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

(b) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

(c) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to then existing rules of the American Arbitration Association.”

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

Item 8.    EXHIBITS

The following is a complete list of exhibits filed as a part of, or incorporated by reference in, this Registration Statement.

Exhibit Number	Description
5.1	Opinion of Morse & Morse PLLC (1)
23.1	Consent of Rose, Snyder & Jacobs (1)
23.2	Consent of Morse & Morse, PLLC (included in Exhibit 5.1)
99.1	2009 Employee Benefit and Consulting Services Compensation Plan.(1)

(1)           Filed herewith.

Item 9.    UNDERTAKINGS

A.            To Update Annually

The undersigned Registrant hereby undertakes that it will (other than as provided in the proviso to item 512(a) of Regulation S-K) (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) include any additional or changed material information on the plan of distribution; (2) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.             Incorporation of Subsequent Securities
Exchange Act of 1934 Documents by Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.             Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sun Valley, State of California on the 24th day of March, 2010.

EMERGENT GROUP INC.

	By:	/s/ William M. McKay
William M. McKay, Chief Financial Officer

Dated: Sun Valley, California March 24, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Bruce J. Haber	Chief Executive Officer,	March 24, 2010
Bruce J. Haber	Chairman of the Board

/s/ William M. McKay	Chief Financial Officer	March 24, 2010
William M. McKay	Secretary and Treasurer

/s/ Mark Waldron	Director	March 24, 2010
Mark Waldron

/s/ Howard Waltman	Director	March 24, 2010
Howard Waltman

/s/ K. Deane Reade, Jr.	Director	March 24, 2010
K. Deane Reade, Jr.

Bruce J. Haber, Mark Waldron, Howard Waltman and K. Deane Reade, Jr. represent all the current members of the Board of Directors.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

EXHIBITS

TO

FORM S-8

REGISTRATION STATEMENT

EMERGENT GROUP INC.